Exhibit B

LOOPNET, INC.

INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of April 14, 2009, by and among LoopNet, Inc., a Delaware corporation (the “Company”), Calera Capital Partners IV, L.P., a Delaware limited partnership and Calera Capital Partners IV Side-By-Side, L.P., a Delaware limited partnership (together, “Calera IV”), Trinity Ventures IX, L.P., Trinity IX Side-By-Side Fund, L.P., Trinity IX Entrepreneurs’ Fund, L.P., each, a Delaware limited partnership (together, “Trinity”) Saints Rustic Canyon, L.P., a Delaware limited partnership, Rustic Canyon Ventures III, L.P., a Delaware limited partnership (together “Rustic”) and, The Board of Trustees of the Leland Stanford Junior University (SBST) (“Stanford” and together with Calera IV, Trinity and Rustic, the “Investors”).

RECITALS

A.        The Investors and the Company are parties to that certain Securities Purchase Agreement, dated as of March 29, 2009 (the “Purchase Agreement”), relating to the issue and sale of shares of Series A Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Series A Preferred Stock”), which shares are convertible into shares (the “Common Shares”) of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”).  The number and type of securities of the Company purchased by each Investor is set forth on Exhibit A hereto.

B.        The obligations of the Company and the Investors under the Purchase Agreement are conditioned upon, among other things, the execution and delivery of this Agreement by the Investors and the Company.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual premises and covenants set forth herein, the parties hereto agree as follows:

SECTION 1.      Registration Rights

1.1        Definitions.  For purposes of this Section 1, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of California are authorized or required by law or other governmental action to close.

“Commission” means the United States Securities and Exchange Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Form S-3” means such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Holder” or “Holders” means any person or entity owning of record or having the right to acquire Registrable Securities or any assignee of record thereof in accordance with Section 1.10 hereof or any assignee of record of such Registrable Securities to whom rights set forth herein have been duly assigned in accordance with this Agreement; provided, however, that for purposes of this Agreement, a record holder of shares of Series A Preferred Stock convertible into such Registrable Securities shall be deemed to be the Holder of such Registrable Securities and that Holders of Registrable Securities will not be required to convert their shares of Series A Preferred Stock into Common Stock in order to exercise the registration rights granted hereunder until immediately before the closing of the offering to which the registration relates.

“Proceeding” means the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement covering any or all of the Registrable Securities or the initiation of any action, claim, suit, investigation or proceeding.

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated by the Commission pursuant to the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” means all of the Common Shares and any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing; provided, however, that such securities shall only be treated as Registrable Securities until the earliest of: (a) the date on which such security has been registered under the Securities Act and disposed of in accordance with an effective Registration Statement relating thereto; (b) the date on which such security has been publicly sold pursuant to Rule 144; (c) the date on which all Registrable Securities owned by the Holder thereof are not subject to the current public information requirement under Rule 144 and that are eligible for resale without volume or manner-of-sale restrictions without current public information pursuant to Rule 144 promulgated by the Commission pursuant to a written opinion letter to such effect, addressed, delivered and acceptable to the transfer agent of the Company; or (d) the date on which such security is transferred in a transaction pursuant to which the registration rights are not also assigned in accordance with this Agreement.

 “register,” “registration” and “registered” refer to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act or Foreign Securities Law, and the declaration or ordering of effectiveness of such Registration Statement.

“Registration Statement” means any registration statement filed pursuant to Section 1, including (in each case) the Prospectus, amendments and supplements to any such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in any such registration statement.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“SEC Guidance” means (i) any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff and (ii) the Securities Act, in each case, as reasonably interpreted in good faith upon the mutual agreement of the Company and the Holders or their legal counsel.

“Securities Act” means the Securities Act of 1933, as amended.

“Trading Market” means The NASDAQ Global Select Market or any other exchange on which shares of the Company’s Common Stock may trade from time to time.

1.2        Demand Registration.

  (a)       Subject to the right of the Company under Section 1.4(j), upon written notice (a “Demand Notice”) by Holders owning a majority of the then outstanding Registrable Securities on or after the date that is one hundred eighty (180) days after the date of this Agreement, the Company shall prepare and file with the SEC a “Shelf” Registration Statement covering the sale or distribution by the Holders, on a delayed or continuous basis pursuant to Rule 415 of the Securities Act, including without limitation, by way of underwritten offering, block sale or other distribution plan designated in the Demand Notice, of all of the Registrable Securities requested to be registered in the Demand Notice on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by such Holders in accordance with any reasonable method of distribution elected by the Holders) (the “Demand Shelf Registration”) on or prior to the date that is sixty (60) days from the date of the Demand Notice (such date of actual filing, the “Filing Date”), and shall use its commercially reasonable efforts to cause such Demand Shelf Registration to be declared effective by the Commission as promptly as possible after the filing thereof, but in any event within ninety (90) days after the date such Demand Shelf Registration is filed.

 (b)       Once declared effective, the Company shall, subject to Section 1.4(j), use its commercially reasonable efforts to cause the Demand Shelf Registration to be continuously effective until the earlier of (i) such time as there are no longer any Registrable Securities or (ii) such as all Registrable Securities can be resold without restriction as to volume or manner-of-sale under Rule 144 (the “Effectiveness Period”).

 (c)        The Company shall request effectiveness of the Registration Statement (and any post-effective amendments thereto) within two (2) Business Days following the

Company’s receipt of notice from the SEC that the Registration Statement will not be reviewed by the SEC or that the SEC has completed its review of such Registration Statement and has no further comments.  The Company shall request effectiveness of the Registration Statement (and any post-effective amendments thereto) at 5:00 p.m., Eastern time, on the effective date and use its commercially reasonable efforts to deliver the Prospectus (or any supplements thereto), which delivery may be made electronically, on the first Business Day after such effective date.  The Company shall use commercially reasonable efforts to file the Prospectus with the SEC on the first Business Day after such effective date.

  (d)        Upon the occurrence of any Event (as defined below), as partial relief for the damages suffered therefrom by the Holders (which remedy shall not be exclusive of any other remedies which are available at law or in equity; and provided further that the Holders shall be entitled to pursue an action for specific performance of the Company’s obligations under this Section 2), the Company shall pay to each Holder, as liquidated damages and not as a penalty (it being agreed that it would not be feasible to ascertain the extent of such damages with precision), such amounts and at such times as shall be determined pursuant to this Paragraph (2)(d).  For such purposes, each of the following shall constitute an “Event”:

(i)         the Filing Date does not occur on the date sixty (60) days after the date of the Demand Notice (the “Filing Default Date”), in which case the Company shall pay to each Holder an amount in cash equal to: (A) for the first 30-day period following such Filing Default Date or any portion thereof until the Filing Date, one and one half percent (1.5%) of the aggregate purchase price paid by such Holder as set forth on Schedule 1.1 of the Purchase Agreement, dated as of the date hereof, among the parties hereto (or the Person for whom such Holder directly or indirectly acquired the Registrable Securities pursuant to Section 1.10 of this Agreement), on a pro-rata basis for any portion of such 30-day period, to be paid at the end of such 30-day period; and (B) for each successive 30-day period thereafter or any portion thereof until the Filing Date, one and one half percent (1.5%) of such aggregate purchase price paid by such Holder (or the Person for whom such Holder directly or indirectly acquired the Registrable Securities), on a pro-rata basis for any portion of such 30-day period, to be paid at the end of each 30-day period;

(ii)        the Registration Statement is not declared effective on or prior to the date that is one hundred fifty (150) days after the date of the Demand Notice (the “Required Effectiveness Date”), in which case the Company shall pay to each Holder an amount in cash equal to: (A) for the first 30 days after such one hundred and fiftieth (150th) day or any portion thereof until the Registration Statement is deemed effective, one and one half percent (1.5%) of the aggregate purchase price paid by such Holder as set forth on Schedule 1.1 of the Purchase Agreement (or the Person from whom such Holder directly or indirectly acquired the Registrable Securities pursuant to Section 1.10 of this Agreement), on a pro-rata basis for any portion of such 30-day period, to be paid at the end of such 30-day period; and (B) for each successive 30-day period thereafter or any portion thereof until the Registration Statement is deemed effective, one and one half percent (1.5%) of such aggregate purchase price paid by such Holder (or the Person from whom such Holder directly or indirectly acquired the Registrable Securities), on a pro-rata basis for any portion of such 30-day period, at the end of each 30-day period; and

(iii)       once declared effective, the use of the Prospectus and the Registration Statement is suspended by order of the Commission or notice by the Company  or the Prospectus is not current, except as expressly permitted by Section 1.4(j) (the Effectiveness Default Date”), in which case the Company shall pay to each Holder an amount in cash equal to: (A) for the first 30 days after such Effectiveness Default Date or any portion thereof until withdrawal of any order suspending the effectiveness of the Registration Statement or the Prospectus is corrected or use of the Prospectus and the Registration Statement otherwise is again permitted by the Company, one and one half percent (1.5%) of the aggregate purchase price paid by such Holder as set forth on Schedule 1.1 of the Purchase Agreement (or the Person from whom such Holder directly or indirectly acquired the Registrable Securities pursuant to Section 1.10 of this Agreement), on a pro-rata basis for any portion of such 30-day period, to be paid at the end of such 30-day period; and (B) for each successive 30-day period thereafter until withdrawal of any order suspending the effectiveness of the Registration Statement or the Prospectus is corrected or use of the Prospectus and the Registration Statement otherwise is again permitted by the Company, one and one half percent (1.5%) of such aggregate purchase price paid by such Holder (or the Person from whom such Holder directly or indirectly acquired the Registrable Securities), on a pro-rata basis for any portion of such 30-day period, at the end of each 30-day period.

The payment obligations of the Company under this Section 1.2(d) shall be cumulative.  Notwithstanding any other provision of this Agreement, (1) no payment shall be required pursuant to this Section 1.2(d) with respect to any time period during which the Company is allowed pursuant to Section 1.4(j) to refuse to file any Registration Statement covering any Registrable Securities, to refuse to cause the effectiveness of any such Registration Statement or to suspend the use of any such Registration Statement or related Prospectus, and (2) no payment shall be required to be made to any Holder pursuant to this Section 1.2(d) with respect to any time period during which such Holder does not intend to sell Registrable Securities or has agreed with the Company not to do so.

  (e)        If any Shelf Registration ceases to be effective under the Securities Act for any reason at any time during the Effectiveness Period, the Company shall use its reasonable best efforts to promptly cause such Shelf Registration to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration), and in any event shall use its reasonable best efforts to, within sixty (60) days of such cessation of effectiveness, amend such Shelf Registration in a manner reasonably expected to obtain the withdrawal of any order suspending the effectiveness of such Shelf Registration or (ii) at the option of the Company, file an additional Registration Statement (a “Subsequent Shelf Registration”) for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by Holders thereof of all securities that are Registrable Securities as of the time of such filing.  If a Subsequent Shelf Registration is filed, the Company shall use its reasonable best efforts to (x) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after such filing, but in no event later than the date that is ninety (90) days after such Subsequent Shelf Registration is filed and (y) keep such Subsequent Shelf Registration (or another Subsequent Shelf Registration) continuously effective until the end of the Effectiveness Period.  Any such Subsequent Shelf Registration shall be a Registration Statement on Form S-3 to the extent that the Company is eligible to use such form.  Otherwise, such Subsequent Shelf Registration shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by such Holders in accordance with any reasonable method of distribution elected by the Holders.

  (f)        The Company shall supplement and amend any Demand Shelf Registration or any Subsequent Shelf Registration if required by the rules, regulations or instructions applicable to the registration form used by the Company for such registration if required by the Securities Act or as reasonably requested by the Holders covered by such registration.

  (g)        If a Demand Notice delivered in accordance with Section 1(a) specifies that the sale of the Registrable Securities is intended to be conducted through an underwritten offering, the Holders of a majority of Registrable Securities included in such Demand Notice shall have the right to select the managing underwriter or underwriters to administer the offering; provided, however, that such managing underwriter or underwriters shall be reasonably acceptable to the Company.  The Holders of Registrable Securities included in such Demand Notice and the Company shall enter into an underwriting agreement in such customary form as shall have been negotiated and agreed to by the Company with the underwriter or underwriters selected for such underwriting.  Notwithstanding any other provision of this Section 1.2, if the managing underwriter or underwriters of a proposed underwritten offering of the Registrable Securities advise the Board that in its or their good faith opinion the number of Registrable Securities requested to be included in such Registration Statement and all other securities proposed to be sold in the offering contemplated thereby exceeds the number which can be sold in such underwritten offering in light of market conditions, the Registrable Securities and such other securities to be included in such underwritten Registration Statement shall be allocated, (i) first, up to the total number of securities the Holders have requested to be included in such Registration Statement (pro-rata based upon the number of securities that each of them shall have requested to be included in such offering), (ii) and only if all the securities referred to in clause (i) have been included, the number of securities that the Company and other holders have proposed to include in such Demand Shelf Registration that, in the opinion of the managing underwriter or underwriters can be sold without having such adverse effect. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the managing underwriter or underwriters.  Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

  (h)        The Company shall not be required to effect a registration pursuant to this Section 1.2:

(i)         if the Company has effected a registration pursuant to this Section 1.2 within the preceding six (6) months, and such registration has been declared or ordered effective;

(ii)        during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180) days following the effective date of, a Company-initiated registration subject to Section 1.2, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such Registration Statement to become effective (other than a registration relating to the issuance or sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or to an acquisition or other transaction to which Rule 145 under the Securities Act is applicable);

(iii)       if the Company shall furnish to Holders requesting a registration pursuant to this Section 1.2, a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board of Directors of the Company (the “Board”) stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its stockholders for such registration to be effected at such time because the sale of Registrable Securities covered by such registration or the disclosure of information therein or in any related Prospectus or prospectus supplement would materially interfere with a transaction or development involving the Company for sales of Registrable Securities thereunder to then be permitted, and setting forth in general terms the reasons for such determination, in which event the Company shall have the right to defer such filing for a period of not more than seventy five (75) days after receipt of the request of the Holders, provided that such right to delay a request shall be exercised by the Company not more than twice in any twelve (12)-month period and provided, further, that the Company shall not register any other capital stock during such seventy five (75) day period (other than a registration relating to the issuance or sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or to an acquisition or other transaction to which Rule 145 under the Securities Act is applicable); or

(iv)       in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act.

1.3        Piggyback Registration.

 (a)        If, at any time during the Effectiveness Period, there is not an effective Registration Statement covering all of the Registrable Securities and the Company shall determine to prepare and file with the Commission a Registration Statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with the Company’s stock incentive or other employee benefit plans, then the Company shall deliver to each Holder a written notice of such determination and, if within fifteen (15) days after the date of the delivery of such notice, any such Holder shall so request in writing, the Company shall use its commercially reasonable efforts to include in such Registration Statement all or any part of such Registrable Securities such Holder requests to be registered; provided, however, that the Company shall not be required to register any Registrable Securities pursuant to this Section 1.3 that are eligible for resale pursuant to Rule 144 promulgated by the Commission (without volume or manner-of-sale restrictions or the requirement for the Company to be in compliance with the current public information requirement thereunder) pursuant to the Securities Act or that are the subject of a then effective Registration Statement.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

  (b)       The right of any Holder to registration pursuant to this Section 1.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein.  Each Holder proposing to distribute its securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into and perform such Holder’s obligations under an underwriting agreement with the managing underwriter selected for such underwriting by the Company (such underwriting agreement to be in the form negotiated by the Company).  Notwithstanding any other provision of this Section 1.3, if the managing underwriter or underwriters of a proposed underwritten offering with respect to which Holders of Registrable Securities have exercised their piggyback registration rights advise the Board that in its or their good faith opinion the number of Registrable Securities requested to be included in the offering thereby and all other securities proposed to be sold in the offering exceeds the number which can be sold in such underwritten offering in light of market conditions, the Registrable Securities and such other securities to be included in such underwritten offering shall be allocated, (i) first, up to the total number of securities that the Company has requested to be included in such registration and (ii) second, and only if all the securities referred to in clause (i) have been included, up to the total number of securities that the Holders that have requested to be included in such offering (pro-rata based upon the number of securities that each of them shall have requested to be included in such offering) and (iii) third, and only if all the securities referred to in clause (ii) have been included, all other securities proposed to be included in such offering that, in the opinion of the managing underwriter or underwriters can be sold without having such adverse effect.  If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the managing underwriter, delivered at least twenty (20) days prior to the effective date of the Registration Statement.  Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

1.4        Registration Procedures.

 In connection with the Company’s registration obligations under Section 1.2 and 1.3, the Company will keep each Holder participating in such registration reasonably informed as to the status thereof and the Company will:

 (a)       prepare and file with the Commission a Registration Statement with respect to such securities in accordance with the applicable provisions of this Agreement and use reasonable efforts to cause such Registration Statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such Registration Statement effective until the Registrable Securities registered thereunder have been sold;

 (b)       prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the Prospectus used in connection with such Registration Statements as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such

Registration Statement and as may be necessary to keep the Registration Statement continuously effective for the period set forth in this Agreement;

 (c)       furnish to the Holders participating in such registration and to their legal counsel copies of the Registration Statement proposed to be filed, and provide such Holders and their legal counsel the reasonable opportunity to review and comment on such Registration Statement;

 (d)       furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the Registration Statement, preliminary prospectus, final Prospectus in conformity with the requirements of the Securities Act, and such other documents as such underwriters or Holders may reasonably request in order to facilitate the public offering of such securities and the disposition of the Registrable Securities owned by them that are included in such registration;

 (e)       use commercially reasonable efforts to notify each Holder of Registrable Securities covered by such Registration Statement at any time when a Prospectus relating thereto is required to be delivered under the Securities Act of the Company’s knowledge of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and, subject to Section 1.4(j), at the request of any such Holder, prepare promptly and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchaser of such shares, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing;

 (f)        use commercially reasonable efforts to register and qualify the securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

 (g)       make available for inspection by any Holder participating in such registration, any underwriter participating in any disposition pursuant to such registration, and any attorney or accountant retained by any such Holder or underwriter, all relevant financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers and directors to supply all information reasonably requested by any such Holder, underwriter, attorney or accountant in connection with such Registration Statement; provided, however, that such Holder or underwriter shall agree to hold in confidence and trust all information so provided pursuant to a confidentiality agreement in form and substance customary under the circumstances (such confidentiality agreement to include a provision that such Holder or underwriter, as the case may be, shall be responsible for any unauthorized disclosure by the attorneys or accountants of such Holder or underwriter unless such Holder did not use commercially reasonable efforts to cause such underwriter to execute such a confidentiality agreement);

 (h)        in the event that the Registrable Securities are being offered in an underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, in accordance with the applicable provisions of this Agreement and participate and cooperate with the underwriters in connection with any road show or marketing activities customary for an underwritten public offering;

 (i)        use commercially reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the legal counsel representing the Company (which may be in-house counsel, if acceptable to the managing underwriters selected for such underwritten offering) for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

 (j)        notwithstanding any other provision of this Agreement, if the Board has determined in good faith that the disclosure necessary for continued use of the Prospectus and Registration Statement by the Holders could be materially detrimental to the Company, the Company shall have the right not to file or not to cause the effectiveness of any registration covering any Registrable Securities and to suspend the use of the Prospectus and the Registration Statement covering any Registrable Security for such period of time as its use would be materially detrimental to the Company by delivering written notice of such suspension to all Holders listed on the Company’s records; provided, however, that in any twelve (12)-month period the Company may exercise the right to such suspension not more than twice and for not more than seventy-five (75) days per period.  From and after the date of a notice of suspension under this Section 1.4(j), each Holder agrees not to use the Prospectus or Registration Statement until the earlier of (1) notice from the Company that such suspension has been lifted or (2) the day following the aggregate seventy fifth (75th) day of suspension within any twelve (12)-month period; and

 (k)       use commercially reasonable efforts to cause all shares of Registrable Securities covered by such Registration Statement to be authorized to be listed and authorized for quotation or trading on each securities exchange or automated quotations system, if any, on which the same class of securities issued by the Company is then listed, quoted or traded.

1.5        Registration Expenses.

 All expenses (other than underwriting discounts and commissions incurred in connection with registrations, which shall be borne by the Holders of the securities so registered pro-rata on the basis of the number of shares so registered), filings or qualifications pursuant to this Section 1, including, without limitation, all registration and filing fees, reasonable fees and disbursements of a single special counsel for the selling Holders hereunder (such fees and disbursements not to exceed $35,000), which special counsel shall be selected by Holders owning at least a majority of the Registrable Securities then being registered, and any other reasonable expenses incurred by the Company or any Holder pursuant to any provision of this Agreement, shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 and 1.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall reimburse the Company any expenses incurred therewith and bear such expenses pro-rata based upon the number of Registrable Securities that were to be registered in the withdrawn registration) unless (a) the withdrawal is based on upon material adverse information concerning the Company of which the Holders initiating the request were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities initiating the request agree to forfeit their right to one requested registration pursuant to Section 1.2, in which event such right shall be forfeited by all Holders.  Except as provided above, all other expenses incurred by any Holder in connection with a registration requested pursuant to Sections 1.2 and 1.3, including fees and disbursements of counsel for the selling Holder or Holders, shall be borne by such Holder or Holders incurring such expenses.

1.6        Prospectus Delivery Requirements; Discontinued Disposition.

 (a)       Each Holder covenants and agrees that it will comply with the Prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to a Registration Statement.

 (b)       By its acquisition of Registrable Securities, each Holder agrees that, upon receipt of a notice from the Company of the occurrence of (i) a Proceeding, (ii) the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose, (iii) any event or passage of time that makes the financial statements included in a Registration Statement ineligible for inclusion therein or any statement made in a Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to a Registration Statement, Prospectus or other documents so that, in the case of a Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (iv) any pending corporate development with respect to the Company that the Company believes may be material and that, in the determination of the Company, makes it not in the best interest of the Company to allow continued availability of a Registration Statement or Prospectus, such Holder will forthwith discontinue disposition of such Registrable Securities under a Registration Statement until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus (as it may have been supplemented or amended) may be resumed.  The Company will use its commercially reasonable efforts to ensure that the use of the Prospectus may be resumed as promptly as is practicable.

1.7        Indemnification.

 (a)        To the extent permitted by law, the Company will, with respect to any Registrable Securities which are included in a Registration Statement pursuant to Section 1.2 or 1.3, indemnify each Holder, each Holder’s current and former officers, directors, partners and members, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, and each underwriter thereof, if any, and each person who controls any such underwriter within the meaning of Section 15 of the Securities Act (collectively, the “Company Indemnified Parties”), against all expenses, claims, losses, damages and liabilities, joint or several, (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, Prospectus, preliminary prospectus, offering circular or other document, or any amendment or supplement thereto incident to any such registration, qualification or compliance or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation (or alleged violation) by the Company of any rule or regulation promulgated under the Securities Act, Exchange Act or state or federal securities laws applicable to the Company in connection with any such registration, and the Company will reimburse each of the Company Indemnified Parties for any reasonable legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, as such expenses are incurred and within thirty (30) days after a request for reimbursement has been received by the Company.  The indemnity agreement contained in this section shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable to a Holder in any such case for any such loss, claim, damage, liability or action (i) to the extent that it arises out of or is based upon a violation or alleged violation of any state or federal law (including any claim arising out of or based on any untrue statement or alleged untrue statement or omission or alleged omission in the Registration Statement or Prospectus) which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by or on behalf of such Holder or (ii) in the case of a sale directly by a Holder of Registrable Securities (including a sale of such Registrable Securities through any underwriter retained by such Holder engaging in a distribution solely on behalf of such Holder), such untrue statement or alleged untrue statement or omission or alleged omission was corrected in a final or amended Prospectus, and such Holder failed to deliver a copy of the final or amended Prospectus at or prior to the confirmation of the sale of the Registrable Securities to the person asserting any such loss, claim, damage or liability in any case in which such delivery is required by the Securities Act.

 (b)       To the extent permitted by law, each Holder will, with respect to any Registrable Securities which are included in a Registration Statement pursuant to Section 1.2 or 1.3, indemnify, severally and not jointly, the Company, each of its directors, officers, partners and members, each underwriter, if any, of the Company’s securities covered by such a registration, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other Holder and each of such Holder’s officers, directors, partners and members who have signed the Registration Statement and each person controlling such Holder within the meaning of Section 15 of the Securities Act (collectively, the “Holder Indemnified Parties”), against all expenses, claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, Prospectus, preliminary prospectus, offering circular or other document, or any amendment or supplement thereto incident to any such registration, qualification or compliance or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by such Holder of any rule or regulation promulgated under the Securities Act, Exchange Act or state securities law applicable to such Holder and will reimburse each of the Holder Indemnified Parties for any reasonable legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, Prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein, provided, however, that in no event shall any indemnity under this Section 1.7(b) payable by a Holder exceed the amount by which the net proceeds actually received by such Holder from the sale of Registrable Securities included in such registration exceeds the amount of any other losses, expenses, settlements, damages, claims and liabilities that such Holder has been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  The indemnity agreement contained in this section shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the applicable Holder (which consent shall not be unreasonably withheld or delayed), nor shall the Holder be liable for any such loss, claim, damage, liability or action where such untrue statement or alleged untrue statement or omission or alleged omission was corrected in a final or amended Prospectus, and the Company or the underwriters failed to deliver a copy of the final or amended Prospectus at or prior to the confirmation of the sale of the Registrable Securities to the person asserting any such loss, claim, damage or liability in any case in which such delivery is required by the Securities Act

 (c)        Each party entitled to indemnification under this Section 1.7 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought (including any governmental action), and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided, however, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld or delayed), and the Indemnified Party may participate in such defense at such party’s expense; provided, further, however, that an Indemnified Party (together with all other Indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to conflicting interests between such Indemnified Party and any other party represented by such counsel in such proceeding.  The failure of any Indemnified Party to give notice as provided herein shall relieve the Indemnifying Party of its obligations under this Section 1.7 if, but only to the extent that, the failure to give such notice is materially prejudicial or harmful to an Indemnifying Party’s ability to defend such action.  No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.  The indemnity agreements contained in this Section 1.7 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

 (d)       If the indemnification provided for in this Section 1.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party, other than pursuant to its terms, with respect to any claim, loss, damage, liability or action referred to therein, then, subject to the limitations contained in Section 1.7(e), the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such claim, loss, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other in connection with the actions that resulted in such claims, loss, damage, liability or action, as well as any other relevant equitable considerations.  The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact related to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 1.7(d) were based solely upon the number of entities from whom contribution was requested or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 1.7(d).  In no event shall any Holder’s contribution obligation under this Section 1.7(d) exceed the amount of the net proceeds actually received by such Holder from the sale of Registrable Securities included in such registration.

 (e)       No person guilty of fraudulent misrepresentation (within the meaning of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

 (f)        Conflict with Underwriting Agreement.  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions of Section 1.7, the provisions in the underwriting agreement will control; provided, however, that to the extent such underwriting agreement does not address a matter addressed by this Agreement, that failure to address such matter shall not be deemed a conflict between the provisions of this Agreement and the underwriting agreement.

(g)       Survival.  The obligations of the Company and Holders under this Section 1.7(g) shall survive the completion of any offering of Registrable Securities in a Registration Statement, and otherwise.

1.8         Information by Holders, Etc.  The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders and their affiliates, the Registrable Securities held by them and the distribution proposed by such Holder or Holders and their affiliates as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.  It is understood and agreed that the obligations of the Company under Section 1.2 and Section 1.3 are conditioned on the timely provisions of the foregoing information by such Holder or Holders and, without limitation of the foregoing, will be conditioned on compliance by such Holder or Holders with the following:

 (a)       such Holder or Holders will, and will cause their respective affiliates to, cooperate with the Company in connection with the preparation of the applicable Registration Statement, and for so long as the Company is obligated to keep such Registration Statement effective, such Holder or Holders will and will cause their respective affiliates to, provide to the Company, in writing and in a timely manner, for use in such Registration Statement (and expressly identified in writing as such), all information regarding themselves and their respective affiliates and such other information as may be required by applicable law to enable the Company to prepare such Registration Statement and the related Prospectus covering the applicable Registrable Securities owned by such Holder or Holders and to maintain the currency and effectiveness thereof;

 (b)       during such time as such Holder or Holders and their respective affiliates may be engaged in a distribution of the Registrable Securities, such Holder or Holders will, and they will cause their respective affiliates to, comply with all laws applicable to such distribution, including Regulation M promulgated under the Exchange Act, and, to the extent required by such laws, will, and will cause their respective affiliates to, among other things:  (i) not engage in any stabilization activity in connection with the securities of the Company in contravention of such laws; (ii) distribute the Registrable Securities acquired by it solely in the manner described in the applicable Registration Statement; and (iii) if required by applicable law, cause to be furnished to each agent or broker-dealer to or through whom such Registrable Securities may be offered, or to the offeree if an offer is made directly by such Holder or Holders or their respective affiliates, such copies of the applicable Prospectus (as amended and supplemented to such date) and documents incorporated by reference therein as may be required by such agent, broker-dealer or offeree, provided, however, that the Company shall have provided such Holder or Holders with an adequate number of copies thereof;

 (c)       such Holder or Holders shall, and they shall cause their respective affiliates to, permit the Company and its representatives and agents to examine such documents and records and will supply in a timely manner any information as they may be reasonably request to provide in connection with the offering or other distribution of Registrable Securities by such Holder or Holders; and

 (d)       on receipt of written notice from the Company of the happening of any of the events specified in Section 1.4(j), or that requires the suspension by such Holder or Holders and their respective affiliates of the distribution of any of the Registrable Securities owned by such Holder or Holders, then such Holders shall, and they shall cause their respective affiliates to, cease offering or distributing the Registrable Securities owned by such Holder or Holders until the offering and distribution of the Registrable Securities owned by such Holder or Holders may recommence in accordance with the terms hereof and applicable law.

1.9        Limitations on Subsequent Registration Rights.

  From and after the date of this Agreement until all Registrable Securities have been sold under a Registration Statement or all Registrable Securities may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 (without the requirement for the Company to be in compliance with the current public information requirement under Rule 144), the Company shall not, without the prior written consent of the Holders of at least a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to include any securities of the Company in any Registration Statement filed by the Company pursuant to Section 1.2.

1.10      Assignability; Transfer Restrictions.

  (a)       The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee, or assignee of such Registrable Securities that is a direct or indirect wholly-owned subsidiary of a Holder, provided: (i) the Company is, promptly after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing a copy of which writing is provided to the Company at the time of transfer to be bound by and subject to the terms and conditions of this Agreement.

  (b)       If any of the Registrable Securities are transferred or assigned by a Holder in accordance with the terms of the Purchase Agreement and this Agreement, then, upon request by the transferring Holder, the Company shall use its commercially reasonable efforts (at the earliest opportunity practicable) to enable such transferee or assignee to resale such transferred or assigned Registrable Securities using the Registration Statement filed and made effective pursuant to this Agreement and the related Prospectus by filing a post-effective amendment or Prospectus supplement, naming such transferee or assignee as a selling under such Registration Statement and Prospectus.

1.11      Reporting Status and Public Information.

 During the Registration Period, the Company agrees to use commercially reasonable efforts to (a) timely file all documents with the Commission, (b) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times, (c) file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act and (d) so long as a Holder owns any Registrable Securities, furnish to such Holder, upon any reasonable request, a written statement by the Company as to its compliance with Rule 144 under the Securities Act, and of the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

1.12      Termination of Rights.  The rights of any particular Holder to cause the Company to register securities under this Section 1 shall terminate with respect to such Holder upon the date upon which all of such Holder’s shares are no longer Registrable Securities.

SECTION 2.      Election of Board of Directors

2.1        Board Size.  The number of directors constituting the Board, as fixed from time to time by the Board in accordance with the bylaws of the Company (the “Bylaws”), shall be seven (7).  Notwithstanding any provision in the Bylaws, the number of directors constituting the Board shall not be increased to greater than seven (7) without the prior written consent of Calera IV or its direct and indirect wholly-owned subsidiaries (“Calera”), for so long as the holders of Series A Preferred Stock are entitled to designate a director pursuant to the terms of the Certificate of Designations of Series A Convertible Preferred Stock (the “Certificate of Designations”); provided, however, that the number of directors constituting the Board may be increased to eight (8) for the purpose of adding an additional non-employee director to the Board, if such director has been mutually agreed upon by the Company and Calera.

2.2        Preferred Director Information.  Calera agrees to use reasonable efforts to cause the individual serving as the Preferred Director (as defined in the Certificate of Designations) to provide the Company, on a timely basis, with any information relating to such individual that the Company may be required to disclose pursuant to applicable law, rules and regulations.

2.3        Board Matters.  So long as the holders of Series A Preferred Stock (or Common Stock issued upon conversion thereof) are entitled to designate a director pursuant to the Certificate of Designations, (i) such Preferred Director shall receive the benefit of the same indemnification and other protective agreements (and any related advancement of expenses), indemnification provisions provided in the Company’s certificate of incorporation, compensation (whether in the form of cash, equity award or otherwise), expense reimbursement, perquisites and insurance coverage as the other non-employee directors of the Company, and (ii) the Company shall not, without the consent of the holders of a majority of the shares of Series A Preferred Stock (or Common Stock issued upon conversion thereof) then outstanding, given in writing or by vote at a meeting of the holders of Series A Preferred Stock called for such purpose, directly or indirectly, amend, alter or repeal any of the provisions of the Certificate of Designations so as to adversely change any of the rights, preferences or privileges of the Series A Preferred Stock or Section 9 of the Certificate of Designations relating to the Preferred Director.

2.4        VCOC Status.  The rights of Calera IV enumerated herein and in the Certificate of Designations are intended to satisfy the requirement of management rights for purposes of qualifying its investment in the Company as a “venture capital investment” for purposes of satisfying the “venture capital operating company” exception under the Department of Labor “plan assets” regulation, 29 C.F.R. §2510.3-101.  In the event the aforementioned rights are not satisfactory for the above described purpose, Calera IV and the Company shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights that satisfy such regulations.

SECTION 3.     Miscellaneous

3.1        Extraordinary Dividends and Acquisitions of Common Stock.  So long as any shares of Series A Preferred Stock are outstanding, the Company shall not declare an extraordinary dividend or distribution on any class or series of capital stock without the approval of the holders of a majority of the then outstanding shares of Series A Preferred Stock.  A dividend shall be deemed “extraordinary” if paid in consideration other than cash or if paid in amount or frequency exceeding the Company’s history of paying dividends before the date of this Agreement.

3.2        Amendments and Waivers.

 This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party hereto, provided, that, any amendment or waiver affecting the right of Calera to designate a Preferred Director shall require the separate written consent of Calera.  Any party hereto may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

3.3        Notices.

 Except as may be otherwise provided herein, all notices and other communications hereunder will be in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express, or facsimile (or like transmission) with confirmation of transmission by the transmitting equipment or personal delivery against receipt to the party to whom it is given, in each case, at such party’s address or facsimile number set forth below or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto given in accordance herewith.  Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by facsimile or like transmission, on the next Business Day when sent by overnight delivery services or five (5) days after the date so mailed if by certified or registered mail.

 If to the Company, to:

 LoopNet, Inc.
 185 Berry Street, Suite 4000
 San Francisco, CA 94107
 Fax No.:          (415) 764-1622
 Attention:         Richard J. Boyle, Jr.

 with a copy to:

 Orrick, Herrington & Sutcliffe LLP
 405 Howard Street
 San Francisco, CA 94105
 Fax No.:          (415) 773-5759
 Attention:         Karen A. Dempsey
 Richard V. Smith

 If to a Holder, to:

 c/o Calera Capital Partners IV, L.P.
 580 California Street, Suite 2200
 San Francisco, CA 94104
 Fax No.:          (415) 632-5206
 Attention:         Kevin R. Baker

 with a copy to:

 Skadden, Arps, Slate, Meagher & Flom LLP
 525 University Avenue, Suite 1100
 Palo Alto, CA  94301
 Fax No.:          (650) 470-4570
 Attention:         Leif B. King

3.4        Successors and Assigns.

 Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Shares).  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.5        Execution and Counterparts.

 This Agreement may be executed in multiple counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

3.6        Governing Law.

 This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties. All disputes and controversies arising out of or in connection with this Agreement shall be resolved exclusively by the state and federal courts located in the City of San Francisco, in the State of California, and each party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

3.7        Severability.

 Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof, provided, however, that the parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.  Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

3.8        Titles and Headings.

 The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement.  Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

3.9        Entire Agreement.

 This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

3.10      Interpretation; Absence of Presumption.

  (a)       For the purposes hereof:  (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits, and Schedules to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified; and (iv) the word “or” shall not be exclusive.

  (b)       With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

3.11      Independent Nature of Holders’ Obligations and Rights.

 The obligations of each Investor hereunder are several and not joint with the obligations of any other Investor hereunder, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor hereunder.  Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Investor pursuant hereto or thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement.  Each Investor shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose.

3.12      Aggregation of Stock.

 All shares of Registrable Securities held or acquired by affiliated entities (including affiliated venture capital funds) or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.13      Further Assurances.

 The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

LOOPNET, INC.

By:	/s/ Richard J. Boyle, Jr.

Name:	Richard J. Boyle, Jr.

Title:	Chief Executive Officer and Chairman of the Board of Directors

Address:	185 Berry Street, Suite 4000 San Francisco, CA 94107

Facsimile:	(415) 764-1622

[Signature Page to Investors’ Rights Agreement]

INVESTOR:

CALERA CAPITAL PARTNERS IV, L.P.

By:	/s/ Kevin Baker

Name:	Kevin Baker

Title:	Managing Director and General Counsel

Address:	580 California Street, Suite 2200 San Francisco, CA 94104

Facsimile:	(415) 632-5206

INVESTOR:

CALERA CAPITAL PARTNERS IV SIDE-BY-SIDE, L.P.

By:	/s/ Kevin Baker

Name	Kevin Baker

Title:	Managing Director and General Counsel

Address:	580 California Street, Suite 2200 San Francisco, CA 94104

Facsimile:	(415) 632-5206

[Signature Page to Investors’ Rights Agreement]

INVESTOR

TRINITY VENTURES IX, L.P.
TRINITY IX SIDE-BY-SIDE FUND, L.P.
TRINITY IX ENTREPRENEURS’ FUND, L.P.

By:	/s/ Kathleen A. Murphy

Name:	Kathleen A. Murphy

Title:	Member, Trinity TVL IX, LLC Their General Partner

Address:	3000 Sand Hill Road
Building 4-160
Menlo Park, CA 94025
Facsimile:	650-854-9501

[Signature Page to Investors’ Rights Agreement]

INVESTOR:

SAINTS RUSTIC CANYON, L.P. By: SAINTS RUSTIC CANYON, LLC

By:	/s/ Thomas Unterman

Name:	Thomas Unterman

Title:	Member

Address:	2425 Olympic Blvd.
Suite 6050
Santa Monica, CA 90404
Facsimile:	310-998-8012

INVESTOR:

RUSTIC CANYON VENTURES III, L.P.
By: RUSTIC CANYON GP III LLL, general partner

By:	/s/ Thomas Unterman

Name:	Thomas Unterman

Title:	Managing Member

Address:	2425 Olympic Blvd.
Suite 6050
Santa Monica, CA 90404
Facsimile:	310-998-8012

[Signature Page to Investors’ Rights Agreement]

INVESTOR:

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (SBST)

By:	/s/ Martina Poquet

Name:	Martina Poquet

Title:	Managing Director - Separate Investment

Address:	Direct Investments Stanford Management Company 2770 Sand Hill Road Menlo Park, CA 94025

Facsimile:	650-854-9267

[Signature Page to Investors’ Rights Agreement]